Exhibit 4.2.1

AMENDMENT NO. ONE TO THE

LEGGETT & PLATT, INCORPORATED STOCK BONUS PLAN

(AS LAST RESTATED AS OF SEPTEMBER 1, 2006)

The undersigned officer of Leggett & Platt, Incorporated (the “Sponsoring Employer”), in accordance with authority delegated pursuant to the resolutions of the Board of Directors of the Sponsoring Employer on May 10, 2006 (copy attached), hereby adopts and enters into Amendment No. One to the Leggett & Platt, Incorporated Stock Bonus Plan, a copy of which is attached hereto as Exhibit A and incorporated herein by reference, effective as of January 1, 2007. Also attached and incorporated by reference is a summary of the changes contained in this amendment.

I hereby certify that this amendment is within my authority to adopt.

Dated 22 December, 2006

LEGGETT & PLATT, INCORPORATED

/S/ JOHN HALE
John Hale
Senior Vice President – Human Resources

Exhibit A

(A)	Section 1.18 is amended to read in its entirety as follows:

1.18. Employee. The term “Employee” shall mean each current or future employee of an Employer, including a part-time employee and a temporary employee, except for all purposes of the Plan, the term “Employee” shall not include any employee who is a member of a collective bargaining unit, the representatives of which have bargained for and/or negotiated retirement benefits (other than those contained herein) and who have been excluded from this Plan as the result of good faith negotiations between the parties (such exclusion shall be considered to have occurred in the event the matter of participation is not raised by the unit’s collective bargaining representative). Furthermore, the term “Employee” shall not include any “leased employee” as hereinafter defined, nor any other person classified by his Employer as a “leased employee”, or any person classified by his Employer as an “independent contractor”.

A person classified by an Employer as either a “leased employee” or an “independent contractor” is not an Employee for purposes of this Plan, even if the person is later classified as a common law employee by the Employer or is later classified as a common law employee pursuant to the settlement of a federal employment tax audit with the Internal Revenue Service (in which event such person shall only be considered to be an Employee, for the purpose of this Plan, from and after the date of his classification by the Employer as a common law employee of an Employer (or an employer that is a member of a controlled group of corporations or trades or businesses with an Employer within the meaning of Sections 414(b) or (c) of the Internal Revenue Code).

The term “leased employee” means any person (other than an employee of the recipient) who pursuant to an agreement between the recipient and any other person (“leasing organization”) has performed services for the recipient (or for the recipient and related persons determined in accordance with Section 414(n)(6) of the Internal Revenue Code) on a substantially full-time basis for a period of at least one year, and such services are performed under primary direction or control of the recipient. A leased employee shall not be considered an Employee of the recipient if: (i) such employee is covered by a money purchase pension plan providing: (1) a nonintegrated employer contribution rate of at least 10 percent of compensation, as defined in Section 415(c)(3) of the Internal Revenue Code, but including amounts contributed pursuant to a salary reduction agreement which are excludable from the employee’s gross income under Section 125, Section 132(f) Section 402(e)(3), Section 402(h)(1)(B) or Section 403(b) of the Internal Revenue Code, (2) immediate participation, and (3) full and immediate vesting; and (ii) if leased employees do not constitute more than 20 percent of the recipient’s nonhighly compensated workforce.

(B)	Section 4.08 is amended to read in its entirety as follows:

4.08. Diversified Investments. Effective from and after January 1, 2007, a Participant may elect to diversify the investment of his Accounts and future Company and Participant Contributions to his Accounts as hereinafter provided.

(a) Definitions.

For the purpose of this Section 4.08 only, the following defined terms shall apply:

(i) “Accounts” shall mean all of the Participant’s Stock Accounts.

(ii) “Company Accounts” means all of the Stock Accounts of a Participant that are attributable to Employer Contributions;

(iii) “Participant Accounts” means all of the Stock Accounts of a

Participant that are not Company Accounts.

(b) Existing Company Accounts and Participant Accounts/Diversification Out of Employer Stock. A Participant may diversify part or all of the whole shares of Employer Stock credited to his Company Accounts anytime after (i) the end of the Accounting Year in which he completes three (3) years of Vesting Service, or (ii) January 1, 2007, whichever occurs last. A Participant may also diversify part or all of the whole shares of Employer Stock credited to his Participant Accounts any time after January 1, 2007.

The percentage of Employer Stock shares that a Participant may direct the Administrative Committee or its delegee to cause the Trustee to sell and reinvest in diversified investments shall be based on the share balance in the specific Company Accounts and/or Participant Accounts specified in his diversification election. All of the Employer Contribution Accounts of a Participant shall be treated as one Company Account for this purpose. All of the Participant Contribution Accounts of a Participant shall be treated as one Participant Account for this purpose. Such diversification of investments shall be completed as soon as reasonably practicable after the Administrative Committee or its delegee directs the Trustee to do so. The number of shares of Employer Stock that shall be diversified shall be based on the share balance in the applicable Accounts of the Participant as of the Valuation Date on which the Participant’s diversification election is processed for diversification purposes.

A request to diversify or reinvest shall be made in writing on forms furnished by the Administrative Committee or its delegee or by an electronic election made available by the Administrative Committee or its delegee, and may be made at any time. Upon receipt of such a request the Administrative Committee or its delegee shall direct the Trustee in writing or electronically to sell such shares as soon as reasonably practicable either in the open market or by reducing the number of shares of Employer Stock the Trustee may be required to purchase as a result of contributions or the reinvestment of dividends in shares of Employer Stock in the Trust Fund. The amount credited to a Participant’s Accounts as a result of such a sale of Employer Stock shall be based on the average of the actual sale proceeds or, if no actual shares are sold on the open market, based on the closing price of the Employer Stock on the New York

Stock Exchange on the business day such shares are deemed to be sold by the Trustee. The amounts realized from any such sales of shares of Employer Stock shall be credited to the applicable Accounts of the Participant until such amounts are reinvested in the diversified investments made available by the Investment Committee and elected, in writing, by the Participant on a form which will be provided by the Administrative Committee or its delegee, or, if made available by the Administrative Committee or its delegee, electronically. When the actual or deemed proceeds from Participant’s election to sell shares of Employer Stock are received by the Trustee, the Trustee shall reinvest such proceeds as soon as reasonably practicable in the diversified investments elected by the Participant.

The diversification investment options a Participant may elect shall be determined by the Investment Committee from time to time. As of January I, 2007, the following diversification investment options are provided by the Trustee for this Plan:

Type	Fund
Stable	Wachovia Diversified Stable Value Fund

Bond	Diversified Bond Fund

Balanced	Van Kampen Equity and Income Fund (ACEIX)

Large Cap	American Century large Company Value Fund (ALVIX)

American Funds Growth Fund of America (RGAEX)

Enhanced Stock Market Fund Davis New York Venture Fund (NYVTX)

Dodge & Cox Stock Fund (DODGX)

Mid Cap	Dreyfus Midcap index Fund (PESPX)

Small Cap	American Century Small Company Fund (ASQ IX)

Foreign	Goldman Sachs Structured International Equity Fund (GCIIX)

William Blair International Growth Fund (WBIGX)

A diversification investment election may be made in one percent (1%) increments which equal 100%. A diversification investment election must also designate the specific Participant Accounts to which it applies. A diversification election with respect to Company Accounts shall treat all Employer Contribution Accounts as if they are one account. A diversification election with respect to Participant Accounts shall treat all Participant Accounts as if they are one account for this purpose.

(c) Existing Company Accounts and Participant Accounts/Reinvestment From Diversification Investments into Employer Stock. A Participant whose Accounts have been diversified may at any time elect to redeem all or part of the investments in his Diversification Accounts and reinvest the proceeds in shares of Employer Stock as soon as reasonably practicable after the proceeds from such redeemed investments are available for reinvestment. Such Employer Stock purchases shall be made by the Trustee on the open market, from Employer treasury stock or authorized but unissued shares or from the Trust Fund as a result of shares of Employer Stock sold by this Plan in order to make cash in lieu of stock distributions. If any such purchases are not made in the open market, they shall be deemed to be purchased on the basis of the closing price of the Employer Stock on the New York Stock Exchange on the business day such shares are deemed to be purchased by the Trustee.

(d) Diversification Investments of Future Company and Participant Contributions. A Participant who is entitled to elect to diversify under Section 4.08(b) may also elect in writing, or if made available by the Administrative Committee, or its delegee, electronically, to diversify the investment of his future Company and Participant Contributions as hereinafter provided.

A Participant who is entitled to diversify future Company and Participant contributions may do so at any time, in writing, on a form which shall be furnished the Participant by the Administrative Committee or its delegee or by an electronic election made available by the Administrative Committee, or its delegee. The election shall be effective for the payroll period beginning at least fifteen (15) business days after the Administrative Committee or its delegee’s receipt of such election. Investments in the diversified investments elected by the Participant in accordance with this Section 4.08 shall be made by the Trustee as soon as reasonably practicable after a diversification election direction is received by the Trustee.

(e) Restriction on Elections Provided for in the Plan - Section 16 of the Securities Exchange Act of 1934. In the case of a Participant to whom the provisions of either Section 16(a) or Section 16(b) of the Securities Exchange Act of 1934 are applicable (herein referred to as an “Insider”), the following restrictions shall apply to any election under this Section 4.08 or any other section of this Plan. Any election by an Insider to direct an investment, a transfer or change of investment, a withdrawal or any other election which would constitute a “Discretionary Transaction” as that term is defined by SEC Rule 16b-3(b)(1), may only be made by an Insider if such election is made more than six months after any previous opposite way Discretionary Transaction under any plan (including this Plan) of the Sponsoring Employer, as defined by SEC Rule 16(b)(3)(f).

(C)	Section 5.09 is amended to read in its entirety as follows:

5.09. Forms of Distribution; Required Notice. The normal form of distribution shall be a lump sum distribution of Employer Stock and/or cash as provided in Section 5.07 hereof. A Participant or Beneficiary may, however, request an alternative form of distribution of any benefits under the Plan as provided hereinafter.

A participant or his or her Beneficiary in case of the Participant’s death, shall be provided a written or electronic notice not more than 180 days before the Participant’s or Beneficiary’s benefit is paid (or, in the case of installment payments, start) that contains: (i) an explanation of the material features of the optional forms of benefit payments available under the Plan and (ii) an explanation of the Participant’s right to defer the receipt of a distribution, including, after December 31, 2006, an explanation of the consequences of failing to defer or elect a direct rollover of an Eligible Rollover Distribution to an Eligible Retirement Plan, and (iii) the Participant and his or her Beneficiary is provided the special tax notice prescribed by Code Section 402(f).

The request by the Participant or the Beneficiary shall be in writing or by an electronic request made available by the Administrative Committee or its delegee and shall be filed with the Administrative Committee or its delegee at least thirty (30) days or, in case the Participant is an Insider of the Sponsoring Employer (as defined in Section 4.08(e) hereof), six (6) months, before distribution is to be made. The alternative forms of distribution are as follows:

1. If the Participant is entitled to a distributable benefit in an amount or value of more than five thousand dollars ($5,000), periodic installments in substantially equal annual amounts for a period not longer than hereinafter specified;

2. A direct rollover to an Eligible Retirement Plan, pursuant to the provisions of Section 5.15 hereof; or

3. Any combination of the above.

If periodic installments are elected by a Participant, or a surviving spouse Beneficiary, the installment payments shall be made in the amount determined in accordance with Section 5.08, subject to Section 5.17 hereof, if applicable (i.e., in an amount equal to (i) substantially equal annual installment payments over fifteen (15) years or, (ii) if applicable, the required minimum distribution period determined under Section 5.17, if greater).

If periodic installments are elected by a nonspouse Beneficiary of a deceased Participant, the installment payments shall be made over a period not longer than five (5) years. Benefit payments for a nonspouse beneficiary may not be rolled over to an Eligible Retirement Plan prior to January 1, 2007. Effective from and after January 1, 2007, a nonspouse beneficiary may roll over an Eligible Rollover Distribution (as defined in Section 5.15) into an Internal Revenue Code Section 408(d)(3)(C) inherited individual retirement account.

A Participant who has elected installment payments who has not retired or otherwise terminated employment may elect to suspend his or her annual installment payments, in a written, or if made available by the Administrative Committee, electronic, notice to the Administrative Committee, provided that the remaining installment payments are resumed by not later than by April 1 of the calendar year immediately following the calendar year in which the Participant later retires or otherwise terminates employment.

(D)	Section 5.15 is amended to read in its entirety as follows:

5.15 Eligible Rollover Distributions; Required Tax Withholding; Notice. The amount of any Eligible Rollover Distribution made as hereinafter defined to a terminated or retired Participant shall be subject to twenty percent (20%) withholding for federal income taxes unless the terminated employee elects in writing, or, if made available by the Administrative Committee, electronically, before the Eligible Rollover Distribution is made to have the entire Eligible Rollover Distribution paid directly to an Eligible Retirement Plan. An Eligible Rollover Distribution made to a surviving spouse shall be subject to twenty percent (20%) withholding for federal income taxes unless the Eligible Rollover Distribution is directly rolled over to an Eligible Retirement Plan. The taxable portion of a nonperiodic payment to a nonspouse beneficiary shall be subject to ten percent (10%) voluntary withholding for federal income taxes. The Trustee shall transmit to the U.S. Treasury Department the amounts so withheld within the time required by law. Prior to making any such Eligible Rollover Distribution and income tax withholding, the Administrative Committee shall furnish each recipient of an Eligible Rollover Distribution with the notice required by Section 402(f) of the Internal Revenue Code and the information required by the relevant Treasury Department regulations thereunder.

The following definitions apply to this Section 5.15:

(a) Eligible Rollover Distribution. An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the Participant, except an eligible rollover distribution does not include: (i) any distribution which is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Participant or the joint lives (or joint life expectancies) of the participant and the Participant’s designated beneficiary, or for a specified period often years or more; (ii) any Internal Revenue Code § 401(a)(9) required minimum distribution; (iii) any in-service hardship withdrawal distribution from a Participant’s Employee Pre-Tax Contributions Account; and (iv) any distribution which otherwise would be an eligible rollover distribution, except when the total distributions to the Participant during that calendar year are reasonably expected to be less than $200. Effective January 1, 2007, an “Eligible Rollover Distribution” shall also include a single sum death benefit payment on behalf of a nonspouse Beneficiary to a traditional inherited individual retirement account, as defined in Internal Revenue Code Section 408(d)(3)(C).

(b) Eligible Retirement Plan. An eligible retirement plan is an individual retirement account described in Internal Revenue Code § 408(a), an individual retirement annuity described in Internal Revenue Code § 408(b), an annuity plan described in Internal Revenue Code § 408(a), an annuity contract described in Internal Revenue Code § 403(b), an eligible plan under Internal Revenue Code § 457(b), or a qualified trust described in Internal Revenue Code § 408(a), which accepts the Participant’s or alternate payee’s Eligible Rollover Distribution.

(c) Direct Rollover. A direct rollover is a payment by the Plan to the Eligible Retirement Plan specified by the distributee.

Any distribution under this Plan may commence less than thirty (30) days after the notice required under Treas. Reg. § 1.411(a)-11(c) is given provided that:

(i) the Administrative Committee clearly informs the Participant that the Participant has a right to a period of at least thirty (30) days after receiving the notice to consider the decision of whether or not to elect a distribution (and, if applicable, a particular distribution option); and

(ii) the Participant after receiving the notice affirmatively elects a distribution option.